SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                            FORM 8-K



                         CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934


 Date of Report (date of earlier event reported): May 19, 2000



                          LIL  MARC, INC.
     (Exact name of Registrant as specified in its charter)




         Nevada                  0-24431                84-1417774
(State of Incorporation   (Commission File No.)  (IRS Identification Number)
or Other Jurisdiction)




         149 East 900 South, Salt Lake City, Utah 84111
            (Address of principal executive offices)



                              (801) 322-0253
       Registrant's telephone number including area code




 (Former name or former address, if changed since last report)






Item 1. Change in Control of Registrant

     Pursuant to a Stock Purchase Agreement dated as of May 19,
2000, by and among Lil Marc, Inc. (the "Company"), George I. Norman III, Laurie J. Norman, Alewine Limited Liability Company ("Alewine"), and Linda Bryson (Mr. Norman, Ms. Norman, Alewine and Ms. Bryson shall sometimes hereinafter be collectively referred to as the "Sellers") and ComVest Capital Partners LLC (the "Buyer") (i) the Sellers agreed to sell to the Buyer an aggregate of 1,194,166 shares of common stock ("Common Stock"), of the Company (the "1,194,166 Shares"), owned by the Sellers, for an aggregate purchase price of $315,000, and (ii) the Company shall sell to the Buyer for an aggregate purchase price of $250,000 (a) 1,000,000 shares of Common Stock, and (b) an 18 month warrant to purchase 3,000,000 shares of Common Stock (collectively, the "Sale Transaction"). In addition, simultaneously with the closing of the Sale Transaction (the "Closing"), the current directors and officers of the Company shall resign and be replaced by the designees of the Buyer and, subsequent to the Closing, it is contemplated that the Company will sell to Mr. Norman all of the issued and outstanding capital stock of capital stock of LILM, Inc., the Company's wholly-owned subsidiary for 100,000 shares of Common Stock which 100,000 shares will become treasury stock.

     The Closing is subject to, among other things, satisfactory due diligence by the Buyer of the Company and other items.






                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   LIL  M ARC, INC.


                                   By:       George I. Norman III
                                       Name: George I. Norman III
                                       Title: President
Dated:  May 23, 2000